Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24135) pertaining to the Palm Harbor Homes, Inc. Employee Savings Plan of our report dated June 21, 2007, with respect to the financial statements and schedules of the Palm Harbor Homes, Inc. Employee Savings Plan included in this Annual Report (From 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Dallas, Texas

June 21, 2007